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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-A/A

                       AMENDMENT TO APPLICATION OR REPORT
                  Filed pursuant to Section 12, 13 or 15(d) of
                      THE SECURITIES EXCHANGE ACT OF 1934

                            APOGEE ENTERPRISES, INC.


               (exact name of registrant as specified in charter)



          Minnesota                  0-6365                     41-0919654
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(State or other jurisdiction of     (Commission               (I.R.S. Employer
incorporation or organization       File Number              Identification No.)


                     7900 Xerxes Avenue South - Suite 1800
                          Minneapolis, Minnesota 55431
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                    (Address of principal executive offices)



Registrant's telephone number, including area code:  (612) 835-1874

                          AMENDMENT NO. 2 TO FORM 8-A

          The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Application for Registration on Form 8-A dated October 30, 1990 and amended July 26, 1995 for its Rights to Purchase Junior Participating Preferred Stock, par value $1.00 per share, as set forth in the pages attached hereto:

          Item 1.  Description of Registrant's Securities to be Registered.

          Item 2.   Exhibits
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Item 1.  Description of Registrant's Securities to be Registered.

          Item 1 of the Form 8-A dated October 30, 1990 and amended as of July 26, 1995 (the "Form 8-A"), filed by Apogee Enterprises, Inc. (the "Company") is hereby amended by adding the following:

          On February 22, 1999, the Company amended the Rights Agreement by entering into Amendment No. 2, dated as of February 22, 1999 (the "Amendment"), to the Rights Agreement with American Stock Transfer & Trust Company (f/k/a American Stock Transfer Company). Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Rights Agreement and the Amendment.

          The Rights Agreement has been amended to: (i) delete all references to "Baumgartner" and the "Baumgartner Group" in the definitions, (ii) extend the Final Expiration Date from October 19, 2000 to October 9, 2008, (iii) modify the Purchase Price from $70.00 to $50.00 per one one-hundredth of a Preferred Share, and (iv) modify the redemption provision to prohibit redemptions during the 90-day period after any Person first becomes an Acquiring Person if the majority of the Company's Board is not composed of Continuing Directors.

          A copy of the Amendment has been attached as an exhibit hereto and is incorporated herein by reference. The foregoing description of the amendments to the Restated Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment.

Item 2.  Exhibits.

          Item 2 of the Form 8-A is hereby amended by adding the following exhibit attached hereto:

          3. Amendment No. 2, dated as of February 22, 1999 to Rights Agreement, dated as of October 19, 1990 and first amended as of June 28, 1995, between the Company and American Stock Transfer & Trust company (f/k/a American Stock Transfer Company).

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                 APOGEE ENTERPRISES, INC.



                                 By: /s/ Robert G. Barbieri
                                    -------------------------------
                                     Robert G. Barbieri
                                     Chief Financial Officer

Dated: February 22, 1999

                                       2
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                                 Exhibit Index


Exhibit No.       Description
-----------       -----------

     3 Amendment No. 2, dated as of February 22, 1999, to Amended and Restated Rights Agreement, dated as of October 19, 1990, and first amended as of June 28, 1995, between the Company and American Stock Transfer & Trust Company (f/k/a American Stock Transfer Company).